Exhibit 10.33

One Broadway, 14th floor Cambridge, MA 02142 Decoytx.com
August __, 2025
Dear Decoy Therapeutics Investor,
If you are receiving this letter, you have invested in promissory notes issued by Decoy Therapeutics, Inc.
As you know, Decoy intends to complete a merger with Salarius Pharmaceuticals, a Nasdaq listed company trading under the symbol SLRX, and subject to your agreement, you are to be issued shares of Salarius Series A and/or B Convertible Preferred Stock in exchange for your investment in Decoy. As you also likely know, Salarius’s SEC registered Form S-1 offering that is a key step in the merger was recently delayed and we intend to amend the merger agreement to revise the terms of the Salarius Series A and Series B Non-Voting Convertible Preferred Stock Designations. We expect an amended S-1/A to be filed in the near future so that the S-1 offering can be completed as soon as practically possible.
The Series A & B Preferred Stock designations have been revised to include an assumed initial price per share, and to include the S-1 offering price in its “full ratchet” price protection. This will trigger a reset of the initial price of the Preferred Stock to the S-1 offering price if, as expected, the offering price is lower than the initial price. The result of the reset will be an adjustment to the conversion ratio, resulting in additional common shares to be issued following stockholder and Nasdaq approval of the conversion of the Series A & B Stock. The revised terms also include a “floor” for price protection as required by Nasdaq along with the fixed initial price which is necessary to determine the allocation of Series A & B Preferred Stock.
In Exhibit A below we have provided a simple summary and comparison of the Series A & B Preferred Stock.
Finally, we have an included an amended and restated conversion agreement that fully outlines the Series A and/or B Preferred Stock you will receive and supersedes any prior conversion agreements. Signing the enclosed documents is necessary under the merger agreement and will allow Salarius to proceed with the S-1 offering. We appreciate your patience in these matters and look forward to closing the merger.
Finally, Salarius recently conducted a 1:15 reverse stock split to in accordance with its plan to regain compliance with Nasdaq shareholder equity continued listing requirements.
We view these additional provisions as positive changes ahead of the proposed Salarius S-1offering.
Best Regards,
Frederick Pierce
CEO, Decoy Therapeutics

One Broadway, 14th floor Cambridge, MA 02142 Decoytx.com
Exhibit A
Terms of Series A and B Preferred Stock Simplified(1)
Series A Preferred Stock
•Full ratchet price protection to required Nasdaq floor price of $3.75
•Initial price of SLRX common at $10.50
•Ratchet applied to any new issuance of SLRX equity below $10.50, including S-1 offering (subject to exempt issuances)
•Auto-converts upon SLRX shareholder approval and qualifying for Nasdaq listing and lifting of the Preferred Stock Nasdaq Exchange Conversion Cap
•Decoy common stock bridge shares = Face value of notes ÷ $5.24, exchanged for SLRX Series A Preferred Stock per the terms of the merger agreement
Series B Preferred Stock
•Full ratchet price protection to required Nasdaq floor price of $3.75
•Initial Price of SLRX common at $10.50
•Ratchet applied to any new issuance of SLRX equity below $10.50, including S-1 offering (subject to exempt issuances)
•Conversion at holder’s election upon SLRX shareholder approval and qualifying for Nasdaq listing and lifting of the Preferred Stock Nasdaq Exchange Conversion Cap
•From the issuance date through the subsequent 12 months from the SLRX shareholder approval, 50% of all funds received from the sale of equity through the ATM or ELOC facilities will be used to redeem Series B Preferred Shares pro-rata across all holders at the initial price
•At the end of 12 months following SLRX shareholder approval all remaining Series B Preferred shares will auto-convert to SLRX common
•Promissory note face principal plus accrued interest plus an additional 6 months of interest converted into SLRX Series B Preferred Stock at $10.50
(1) Certain terms of the Series A Non-Voting Preferred and Series B Non-Voting Preferred are summarized herein. These summaries do not purport to be complete and are qualified in their entirety by reference to the complete Series A Non-Voting Preferred and Series B Non-Voting Preferred certificate of designation.

One Broadway, 14th floor Cambridge, MA 02142 Decoytx.com
August __, 2025
Attention Decoy Therapeutics, Inc. Promissory Note Holder
Via email
Re:    Confidential Letter Agreement to Convert Convertible Promissory Notes Issued by Decoy
Therapeutics, Inc. into Salarius Series A Preferred Stock
Dear Decoy Therapeutics, Inc. Note Holder:
You previously received and executed a letter agreement for the conversion of Promissory Note(s) (the “Initial Letter Agreement”). This Letter Agreement (the “Amended and Restated Letter Agreement”) amends and restates in its entirety the Initial Letter Agreement to address recent amendments to the Merger Agreement (as defined below).
As previously disclosed, Decoy Therapeutics, Inc. (“Decoy,” or the “Company”) and Salarius Pharmaceuticals, Inc. (“Salarius”), a Nasdaq-listed public company, have entered into an Agreement and Plan of Merger dated January 10, 2025, as amended (the “Merger Agreement”). The closing of the Merger Agreement (the “Merger Closing”) is conditioned upon, among other things, Salarius receiving minimum proceeds from offerings of at least $6.0 million and the continued listing of Salarius common stock on Nasdaq (the “Transaction”). Following the completion of the Transaction and after giving effect to the exchange ratio and the conversion of the Salarius Series A Non-Voting Convertible Preferred Stock (“Salarius Series A Preferred Stock”) and Salarius Series B Non-Voting Convertible Preferred Stock (“Salarius Series B Preferred Stock”) to be issued pursuant to the Merger Agreement, Decoy security holders and new Salarius investors would own and control in excess of 78% of the outstanding equity interests in Salarius (excluding any shares issued pursuant to the Public Offering and any shares issuable pursuant to the Anti-Dilution Protection, as such terms are defined below). The Transaction will provide Decoy investors with equity interests in a Nasdaq listed company and an opportunity to achieve liquidity in the public markets. The reduction of the Company’s debt and elimination of outstanding Company promissory notes is one of the conditions to the closing of the Transaction. You are being sent this Amended and Restated Letter Agreement as you are the holder of certain Convertible Promissory Notes as listed on Schedule A (the “Notes”) issued by Decoy. The Notes are part of a series of convertible promissory notes (collectively, the “Notes”). Pursuant to the Merger Agreement, all of Decoy’s outstanding equity interests (including shares issuable upon conversion of convertible notes) will be exchanged based on an exchange ratio for consideration of shares of Salarius Series A Preferred Stock. In addition, participating Decoy debt holders will receive shares of Salarius Series B Preferred Stock. The Decoy equity (including Note holders) and participating debt holders shall be entitled to receive shares of Salarius Series A Preferred Stock and Salarius Series B Preferred Stock convertible into an aggregate of 1,719,324 shares of Salarius common stock under the Merger Agreement, subject to adjustment.
On August 8, 2025, pursuant to the Transaction, Salarius filed an amendment to its Registration Statement on Form S-1 with the SEC (the “Registration Statement”). The Registration Statement for the Salarius public offering of its common stock and warrants (the “Public Offering”) is not yet effective and the number of shares to be offered and the public offering price (the “Public Offering Price”) have not yet been determined. The link to the Registration Statement is found here. Furthermore, on August 18, 2025, Salarius effectuated a 15 to 1 reverse stock split. Decoy and Salarius intend to amend the Merger Agreement

One Broadway, 14th floor Cambridge, MA 02142 Decoytx.com
to provide, among other amendments, additional rights and preferences for the Salarius Series A Preferred Stock and Salarius Series B Preferred Stock. The link to the Certificate of Designations for the Series A and Series B Preferred Stock (the “CODs”) is found here. In compliance with Regulation FD of the SEC, until the CODs are publicly disclosed you should not purchase or sell any shares of Salarius nor recommend to anyone else that they purchase or sell any shares of Salarius.
The Salarius Series A Preferred Stock will automatically convert into shares of Salarius common stock, subject to Salarius stockholder approval and meeting Nasdaq initial listing requirements (the “Conversion Approval Date”). The shares of Salarius Series A Preferred Stock have full ratchet anti-dilution price protection whereby if, following the Merger Closing and prior to the Conversion Approval Date, Salarius conducts any subsequent financings (including, but not limited to the Public Offering) at a price per share lower than $10.50 per share (the last Salarius share issuance price prior to the date of the Fifth Amendment to the Merger Agreement) (the “Initial Issuance Price”), the conversion ratio shall be reset such that each share of Series A Preferred Stock shall be convertible into such number of shares of common stock equal to the product of 1,000 multiplied by a fraction, the numerator of which is (x) the per share offering price in the Initial Issuance Price and the denominator of which is (y) the effective per share offering price in the subsequent financing, provided that, in no event shall the denominator be less than $3.75 per share notwithstanding any lesser effective per share offering price in any subsequent financing (the “Anti-Dilution Protection”). Furthermore, Salarius shall use it best efforts to file a registration statement to register the shares of Salarius common stock issuable upon conversion of the Salarius Series A Preferred Stock within 60 days of the Merger Closing.
In connection with the Transaction, you will exchange your Notes for a number of shares of Salarius Series A Preferred Stock equal to the outstanding balance of such Notes from the date of the Merger Closing divided by the Initial Issuance Price divided by 1,000. The “Conversion Ratio” for each share of Series A Preferred stock shall be 1,000 shares of common stock issuable upon the conversion of each share of Series A Preferred Stock (corresponding to a ratio of 1,000:1), subject to Anti-Dilution Protection. If Salarius conducts any subsequent financing at an effective price per share of less than the Initial Issuance Price, then the Conversion Ratio shall be reset such that each share of Series A Preferred Stock shall be convertible into such number of shares of common stock equal to the product of 1,000 multiplied by a fraction, the numerator of which is (x) the per share offering price in the Initial Issuance Price and the denominator of which is (y) the effective per share offering price in the subsequent financing, provided that, in no event shall the denominator be less than $3.75 per share notwithstanding any lesser effective per share offering price in any subsequent financing.
The rights and preferences of the Salarius Series B Preferred Stock are similar to the Salarius Series A Preferred Stock as proposed under the CODs, except for certain redemption rights and optional conversion rights.
Salarius intends to seek stockholder approval for the conversion of the Series A Preferred Stock and the Series B Preferred Stock within 60 days following the completion of the Public Offering.
Upon conversion, all rights and obligations under your Notes (and related transaction documents) will terminate and be deemed satisfied in full. If the Merger Agreement is terminated prior to closing, this Amended and Restated Letter Agreement shall become null and void.

One Broadway, 14th floor Cambridge, MA 02142 Decoytx.com
By signing below, you hereby irrevocably and unconditionally agree to the terms of this Amended and Restated Letter Agreement, the conversion of your Note(s) in accordance with the terms herein at the Merger Closing, and confirm your understanding of the Salarius Series A Preferred Stock calculations provided herein. Furthermore, your execution of this letter shall confirm that you: (1) acknowledge that there has been no event of default under the Notes, (2) consent to the Merger Agreement and related transactions and (3) qualify as an “accredited investor” as defined under the Securities Act of 1933, as amended. This Amended and Restated Letter Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them with respect to the subject matter of this Amended and Restated Letter Agreement. This Amended and Restated Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice of law principles. In case any provision of this Amended and Restated Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Amended and Restated Letter Agreement, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
The parties hereby consent and agree that if this Amended and Restated Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Amended and Restated Letter Agreement. By signing below, the Holder represents and agrees that, prior to executing this Amended and Restated Letter Agreement, the Holder has had the opportunity to consult with independent counsel and review the terms of this Amended and Restated Letter Agreement, the Registration Statement and the CODs and hereby waives any notice provisions contained in the Notes or ancillary Transaction documents with respect to the subject matter contained herein.
This Amended and Restated Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Signature Page Follows]

One Broadway, 14th floor Cambridge, MA 02142 Decoytx.com
Very Truly Yours,
DECOY THERAPEUTICS, INC.
By:    __________________________________
Name:    __________________________________
Title:    __________________________________
ACCEPTED AND AGREED:
____________________________________________
____________________________________________ (Name of Signatory, in the case of entities - Please Print)
____________________________________________
(Title of Signatory, in the case of entities - Please Print)
____________________________________________
Social Security Number/EIN

One Broadway, 14th floor Cambridge, MA 02142 Decoytx.com
SCHEDULE A

Name	Note Series	Date	Principal	Total Conversion Balance – Series A -/ /	Additional Shares